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                                                                     EXHIBIT 5.1



                                     June 24, 1996


Harris Computer Systems Corporation
2101 West Cypress Creek Road
Fort Lauderdale, Florida 33309


         RE: HARRIS COMPUTER SYSTEMS CORPORATION--REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-04407) (THE "REGISTRATION STATEMENT")


Gentlemen:

     We have acted as counsel to Harris Computer Systems Corporation, a Florida corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to a public offering of 2,500,000 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), including:

     (i) 1,797,978 shares of the Common Stock to be sold by the Company to the underwriters for whom Bear, Stearns & Co. Inc. is acting as representative (the "Underwriters");

     (ii) 702,066 shares of Common Stock to be sold by certain selling shareholders identified in the Registration Statement (the "Selling Shareholders") to the Underwriters consisting of:

      a. 341,589 shares of Common Stock ("Concurrent Shares") to be sold to the Underwriters by Concurrent Computer Corporation; and

      b. up to 360,433 shares of Common Stock ("Option Shares") to be sold to the Underwriters upon exercise of options to purchase Common Stock held by certain of the Selling Shareholders (the indicated number of Option Shares assumes that all shares to be sold by Selling Shareholders having options to purchase Common Stock are owned as a result of the exercise of such options); and

     (iii) up to 375,000 shares of Common Stock which the Underwriters will have an option to purchase from the Company solely for the purpose of covering over-allotments.

     We have reviewed copies of the Articles of Incorporation and Bylaws of the Company, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

     Based upon and subject to the foregoing, we render the following opinions:


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Harris Computer Systems Corporation
June 24, 1996
Page 2

     (a) The shares of Common Stock to be sold by the Company to the Underwriters, when issued and sold in accordance with the plan of distribution set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

     (b) The Concurrent Shares are duly authorized, and when fully paid for in accordance with the terms of the Purchase and Sale Agreement dated as of March 26, 1996 as restated May 23, 1996, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and nonassessable.

     (c) The Option Shares are duly authorized, and that number of Option Shares issued against payment of the exercise price therefor in accordance with the terms of the Stock Option Agreements relating to such shares (as applicable), will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and nonassessable.

     (d) The original issuance of the shares of Common Stock other than the Option Shares to be sold to the Underwriters by the Selling Shareholders was duly authorized, and said shares of Common Stock were validly issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption "Legal Matters."


                                      Very truly yours,


                                      HOLLAND & KNIGHT